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                                                                    Exhibit 10.7



                                    AGREEMENT



         This Agreement is entered into this 30th day of July 1999 between Davida S. Howard ("Howard and National Auto Credit, Inc., a Delaware corporation ("NAC"). Howard has been employed by NAC Vice President-Finance and Controller and Howard and NAC have both determined that it is in their respective best interests to discontinue the employment relationship between them, subject to the conditions set forth in this Agreement.

         Now, therefore, for and in consideration of the premises and intending to be legally bound, Howard and NAC agree as follows:



         1. Termination of Employment. Effective immediately upon the execution of this Agreement by both parties, Howard hereby resigns as an employee of and as an officer of NAC and as an employee and officer of any and all subsidiaries of NAC. From and after the effectiveness of these resignations, Howard shall not be an employee or officer of NAC or any subsidiary and shall not be required to perform any further services for or on behalf of NAC or any subsidiary except as agreed upon in Section 6. NAC shall deliver to Howard within 30 days of execution of this Agreement the certificates for the vested restricted stock granted for Howard, provided that with respect to the "redlined" shares, NAC shall repurchase those shares at the vesting date market price used for income tax purposes. Such share payment shall be made within 30 days of this Agreement.

         2. Consideration. As consideration for termination of employment and execution of this Agreement by Howard and her resignation as set forth in
Section 1, NAC shall pay and provide to Howard the following amounts and benefits:

         2.1 Severance Payment. NAC shall pay to Howard her salary through August 31, 1999 in full compensation for earned but unpaid vacation. In addition, NAC shall pay to Howard the sum of $200,000 in bi-weekly installments of $7,692.31 commencing with the first scheduled payroll in August 1999 and continuing until paid in full by July 31,2000 ("final payment date").

         2.2 Health Insurance Coverage and Other Benefit Continuation. NAC shall provide to Howard. NAC's sole cost and expense, health, dental and life insurance coverage through the final payment date with coverage and benefits (including family health coverage and all other benefits including the 401K Company match) at least as favorable as the coverage and benefit being provided to Howard immediately before her resignation. The final payment shall constitute a "qualifying event" for the purposes of Part 6 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA").

         2.3 Automobile. NAC shall provide Howard with the use of an automobile through the final payment date with all costs associated with the operation and use of the automobile borne by NAC, including, without limitation, all costs of registrations, insurance, repairs, maintenance, fuel, oil, together with a payment equal to the income and payroll taxes associated with the use


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         of said vehicle and this tax payment. The automobile so provided shall be the same automobile provided by NAC to Howard immediately before her resignation except that, if that automobile must be replaced (due, for example, to mechanical failure or accident), the replacement automobile shall be a new automobile of the same make and model.

         On (or within 10 business days thereafter) the final payment date, Howard may purchase the said automobile free and clear of all liens and encumbrances for $100.00. Any taxes, including income as sales taxes associated with this sale and this tax payment shall be paid by NAC.

         If Howard dies before all payments are made in Section 2.1, (a) any installments of the $200,000 provide for in Section 2.1 that had not been made before the date of her death shall be made to her estate, (b) the health and dental insurance coverage referred to in Section 2.2 shall be continued to her survivors through final payment date (c) and the use of the automobile referred to in Section 2.3 shall be made available to her survivors through final payment date.

         3. Indemnification. NAC shall indemnify Howard to the fullest extent permitted or authorized by the Delaware General Corporation Law as it may from time to time be amended, against any and all loss, damage, co. or expense (including attorneys' fees) actually and reasonably incurred by Howard in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, the pending Securities and Exchange Commission investigation and any subsequent enforcement actions and the pending shareholder litigation) to which Howard has been made or is threatened to be made a party, by reason of the fact that Howard is or was an officer or employee of NAC or any subsidiary of NAC if employee acted in good faith and in a manner employee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of Howard was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which Howard shall have been adjudged to be liable to NAC unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that. despite the adjudication of liability but in view of all circumstances of the case, employee is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper .The indemnification provided by the Section 3 shall not be deemed exclusive of any other rights to which Howard may be entitled under the articles of incorporation or the by-laws of NAC or of any subsidiary (which rights to indemnification under any such articles and/or by-laws NAC shall provide to Howard to the fullest extent possible) or any agreement. vote of shareholder~ or disinterested directors, or otherwise, both as to action in Howard's official capacity and as to action in another employment capacity while holding such office, and shall continue as to Howard regarding maters occurring during her employment after Howard has ceased to be an officer or employee and shall inure to the benefit of the heirs, executors, and administrators of Howard.

         4. Cooperation in Defense. NAC shall cooperate fully with Howard, at NAC's sole cost and expense, in Howard' s defense of any threatened, pending, or completed action, suit, or proceeding of the type described in Section 3, provided that the parties hereto are not adverse. Howard shall cooperate fully with NAC in NAC's defense of any threatened, pending, or completed action, suit, or proceeding of the type described in Section 3, provided that the parties hereto are not adverse.

         5. Certain Expense. Expenses (including attorneys' fees) incurred by Howard in defending any action, suit, or proceeding commenced or threatened against Howard for any action or failure to act as an employee or officer (including any of the type described in Section 3) shall be paid by NAC, as they are incurred, in advance of final disposition of the action, suit, or proceeding on receipt of an undertaking that Howard: (i) has reasonably incurred or will reasonably incur actual expenses in defending a civil or criminal action, suit or proceeding; and (ii: undertakes to repay such amount if it is ultimately determined that she is not entitled to be indemnified by NAC under this Agreement of otherwise. The obligation of NAC to advance expenses provided for in this Section 5 shall not be deemed exclusive of any other rights to which Howard may be entitled under the articles of incorporation Of the by-laws of NAC (which obligation under any such articles and/or by-laws NAC shall fully honor) or any agreement, vote of shareholders or disinterested directors, or otherwise.


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         6. Consulting Arrangement Howard agrees to provide consulting services to NAC (the "Consulting Services") during the period commencing on August 16, 1999 and ending on August 15, 2000 (the "Consulting Period"), as renewable as agreed to by the parties. During the Consulting Period, Howard shall be available in person and by telephone to provide consultation and advice with respect to NAC in any area that NAC reasonably requests consultation and advice; provided, however, that the Consulting Services shall be guaranteed for at least 120 hours per month during the first six (6) months, 80 hours per month during the next 3 months and 40 hours per month thereafter during the Consulting Period

         Howard will be paid $130 per hour, monthly, for these Consulting Services plus reasonable expenses incurred in this consulting capacity.

         If Howard becomes a full-time employee of s non-related company, she or the Company may terminate this section only upon 30 days written notice.

         This Consulting Agreement is separate and independent of the Terms of Sections 1 and 2 of this Agreement.

         7. NoSet-Off' No Obligation to Seek Other Employment or to Otherwise Mitigate. NAC's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that NAC or anyone claiming by or through NAC may have against Howard Howard shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by Howard as the result of employment by another employer or otherwise after Howard's resignation.


         8. Validity The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


         9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Howard and NAC No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by cither party which is not set forth expressly in this Agreement


         10. Entire Agreement This Agreement contains the entire agreement between the parties and supersedes the Agreement dated May 1, 1998.



         11. Legal Expenses. Expenses (including attorneys' fees) incurred by Employee in connection with the preparation, negotiation and enforcement of this Agreement shall be paid by NAC.



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IN WITNESS WHEREOF, NAC and Howard have executed this Agreement, NAC by its duly authorized President, on the date first written above.


                                      NATIONAL AUTO CREDIT, INC.


                                      BY /s/Allen D. Rice
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                                      BY /s/Davida S. Howard
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                                         Davida S. Howard